Exhibit 4.4(c)

RESTRICTED STOCK AWARD AGREEMENT

Important Note: You must login to your account at to accept this Award and obtain other important information concerning this Award, such as a copy of the LendingTree, Inc. 2017 Inducement Plan as the same has been amended and restated from time to time up to the date of this Award and the Terms and Conditions for Restricted Stock Awards. Additional copies of these documents are also available on the MyEquity page of the Company intranet or upon request from your Human Resources Department. This Award will not become effective until you login and accept both documents.
This Restricted Stock Award Agreement (the “Agreement”) is made between LendingTree, Inc., a Delaware corporation (“LendingTree, Inc.”), and [NAME]. The Grant Date for the Restricted Shares awarded under this Agreement is [DATE].
LendingTree, Inc. sponsors the LendingTree, Inc. 2017 Inducement Plan as the same has been amended and restated from time to time up to the date of this Award (the “2017 Plan”). This Agreement represents an award of Shares of Restricted Stock under the 2017 Plan. All capitalized terms used herein, to the extent not defined, shall have the same meaning as set forth in the 2017 Plan.
The Shares of Restricted Stock covered by this Agreement are being awarded subject to the following terms and provisions:

1.	Subject to the terms and conditions of the 2017 Plan and this Agreement, LendingTree, Inc. awards to you [NUMBER] Shares of Restricted Stock (the “Restricted Shares”).

2.
In order for all or any portion of the Restricted Shares to vest, you must be continuously employed by LendingTree, Inc. (or any of its Subsidiaries or Affiliates) to the vesting date on which the applicable performance conditions are met, as described in Section 3. The actual number of Restricted Shares that vest will be determined based on the extent to which the performance conditions described in Section 3 are met. Nothing in this Agreement or the 2017 Plan shall confer upon you any right to continue in the employ or service of LendingTree, Inc. (or any of its Subsidiaries or Affiliates) or interfere in any way with their rights to terminate your employment or service at any time, [subject to the terms of [EMPLOYMENT AGREEMENT]].

3.
You will earn and become vested in the Restricted Shares in accordance with the conditions of this Section 3. Until they become vested, the Restricted Shares shall be subject to cancellation and forfeiture in accordance with Section 5 below. Until vested, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Restricted Shares (such period during which restrictions apply is the “Restriction Period”). Subject to the Performance Goals set forth below, the Restricted Shares shall vest as follows:

(a)
If LendingTree, Inc.’s EBITDA is $[XXX] or more for the [YEAR] fiscal year, [XXX] Restricted Shares will become vested on [DATE] if you have been in continuous employment or service with LendingTree, Inc. (or any of its Subsidiaries or Affiliates) to that date.

(b)
If LendingTree, Inc.’s EBITDA is $[XXX] or more for the [YEAR] fiscal year, [XXX] Restricted Shares will become vested on [DATE] if you have been in continuous employment or service with LendingTree, Inc. (or any of its Subsidiaries or Affiliates) to that date.

(c)
If LendingTree, Inc.’s EBITDA is $[XXX] or more for the [YEAR] fiscal year, [XXX] Restricted Shares will become vested on [DATE] if you have been in continuous employment or service with LendingTree, Inc. (or any of its Subsidiaries or Affiliates) to that date.

(d)
If LendingTree, Inc.’s EBITDA is less than $[XXX] for either the [YEAR] or the [YEAR] fiscal year, but LendingTree, Inc.’s cumulative EBITDA is $[XXX] or more that fiscal year and the immediately following fiscal year (the “Second Fiscal Year”), [XXX] Restricted Shares will become vested on the [MONTH, DAY] immediately following the Second Fiscal Year if you have been in continuous employment or service with LendingTree, Inc. (or any of its Subsidiaries or Affiliates) to that date.

(e)
If LendingTree, Inc.’s EBITDA did not equal or exceed $[XXX] for either the [YEAR] or the [YEAR] fiscal year, but its cumulative EBITDA for the [YEAR] through [YEAR] fiscal year period was $[XXX] or more, all

[NUMBER] Restricted Shares will become vested on [DATE] if you have been in continuous employment or service with LendingTree, Inc. (or any of its Subsidiaries or Affiliates) to that date.
“EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.
Notwithstanding the foregoing, in the event of a Change in Control while you are still employed by LendingTree, Inc. (or any of its Subsidiaries or Affiliates), [XXX]% of the then‑outstanding unvested Restricted Shares subject to this Award shall vest upon the occurrence of such Change in Control.
Notwithstanding the foregoing, in the event you experience a Termination of Employment due to your death or Disability, then all of the then‑outstanding unvested Restricted Shares subject to this Award shall vest upon such Termination of Employment.
Any cash dividends declared on the Shares shall be held subject to the vesting of the underlying Restricted Shares in accordance with this Section (and shall be paid only if and when such vesting conditions are satisfied), and subject to any adjustment pursuant to Section 3 of the 2017 Plan, dividends payable in Shares shall be paid in the form of Restricted Shares and shall be similarly held subject to the vesting of the underlying Restricted Shares in accordance with this Section.

4.
You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by LendingTree, Inc. with respect to your receipt of the Restricted Shares. In addition, you agree that, upon request, you will furnish a letter agreement providing that (a) you will not distribute or resell any of said shares in violation of the Securities Act of 1933, as amended, (b) you will indemnify and hold LendingTree, Inc. harmless against all liability for any such violation and (c) you will accept all liability for any such violation. You expressly acknowledge and agree to be bound by Section 14(n) of the 2017 Plan, which contains provisions addressing the Company’s policy on recoupment of equity or other compensation.

You represent and warrant that you understand the federal, state and local income tax consequences of the granting of Restricted Shares. Under Section 83 of the Code, the Fair Market Value of the Restricted Shares on the date any forfeiture restrictions applicable to such Restricted Shares lapse will be reportable as ordinary income at that time. You may voluntarily elect to be taxed at the time the Restricted Shares are acquired to the extent that the Fair Market Value of the Restricted Shares exceeds the amount of consideration paid by you (if any) for such Restricted Shares at that time rather than when such Restricted Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT LENDINGTREE, INC.’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST LENDINGTREE, INC. OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. MOREOVER, YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

5.
You acknowledge and agree that upon your ceasing to be employed by LendingTree, Inc. or any of its Subsidiaries or Affiliates during the Restriction Period all then outstanding unvested Restricted Shares subject to this Award will be canceled and forfeited without consideration and returned to LendingTree, Inc. upon your Termination of Employment. For the avoidance of doubt, transfers of employment among LendingTree, Inc. and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Employment. In order to facilitate the transfer to LendingTree, Inc. of any Shares pursuant to the terms hereof and as a condition of this Award, you shall timely execute the enclosed stock power (Assignment Separate from Certificate). The stock power may be used by LendingTree, Inc. to transfer any unvested Shares to LendingTree, Inc. in accordance with this Section. You further hereby irrevocably appoint (which appointment is coupled with an interest) LendingTree, Inc. as your agent and attorney‑in‑fact to take any necessary or appropriate action to cause Shares to be returned to LendingTree, Inc. in accordance with this Section, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from LendingTree, Inc. in connection with the Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

6.
In the event of any conflict between this Agreement and the 2017 Plan, the 2017 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2017 Plan, and required under this Agreement, shall not be deemed a conflict and this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement are silent, the 2017 Plan shall govern.

7.
LendingTree, Inc. may modify, amend or waive the terms of your Restricted Shares, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

8.
Your acceptance of the Restricted Shares constitutes your authorization of the release from time to time to LendingTree, Inc. or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Restricted Shares and/or the 2017 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Restricted Shares and/or the 2017 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of the Restricted Shares also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which LendingTree, Inc., your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

9.
Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the rules and regulations issued thereunder (“Section 409A”). In no event shall LendingTree, Inc. be required to pay you any “gross‑up” or other payment with respect to any taxes or penalties imposed under Section 409A or Code Sections 280G or 4999 with respect to any amounts or benefits paid to you in respect of your Award.

10.
In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement and the 2017 Plan, constitutes the final understanding between you and LendingTree, Inc. regarding the Restricted Shares. Any prior agreements, commitments or negotiations concerning the Restricted Shares are superseded.

11.
Any certificate(s) for the Restricted Shares may, in the discretion of LendingTree, Inc., be deposited in escrow with the Secretary of LendingTree, Inc. (or his/her designee) to be held until vesting. No stock certificates evidencing Shares free from a restrictive legend shall be delivered to you until you have paid to LendingTree, Inc. the amount that must be withheld with respect to those Shares under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and LendingTree, Inc. have made arrangements that are agreed to in writing by LendingTree, Inc. for the payment of such taxes. Unless you inform LendingTree, Inc. in writing before the applicable date of vesting that you will timely pay the Applicable Withholding Taxes amount then due with cash, LendingTree, Inc. shall automatically retain that number of Shares (valued at their Fair Market Value as of the applicable date of vesting of the Restricted Shares) that would satisfy the Applicable Withholding Taxes.

IN WITNESS WHEREOF, LendingTree, Inc. has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above. By signing below, you are also acknowledging receipt of copies of the 2017 Plan and the 2017 Plan’s prospectus.

LENDINGTREE, INC.

By:
Title:

[NAME]

ASSIGNMENT SEPARATE FROM CERTIFICATE
(Stock Power)
FOR VALUE RECEIVED, the undersigned does hereby assign and transfer unto
Name:
Address:
Social Security or
Taxpayer Identification Number:
shares of the Stock of
represented by Certificate No(s).
herewith, standing in the name of the undersigned, and does hereby appoint attorney, with full power of substitution, to transfer said shares on the books of said corporation.

Date:	Signature:
[NAME]

4